Exhibit 4.47

Between

SHANGHAI JINPAI E-COMMERCE CO., LTD.

SHANGHAI AUTUO OLD VEHICLE BROKER CO., LTD.

And

Yu Butao

Wang Weiwei

PROXY AGREEMENT

August 31, 2015

PROXY AGREEMENT

This PROXY AGREEMENT (the “Agreement”) is made and entered into in Shanghai, the People’s Republic of China (the “PRC”) on 31 August, 2015 by and among the following parties:

(1)	SHANGHAI JINPAI E-COMMERCE CO., LTD. (the “WFOE”)

Legal Office Address: Room 602, 6/F, No.38 Yinglun Road, Shanghai Pilot Free Trade Zone, China

Legal Representative: Wang Weiwei

(2)	SHANGHAI AUTO OLD VEHICLE BROKER CO., LTD. (the “Company”)

Registered Office Address: E3-9, Building 15, No.2907, Zhongshan North Road, Putuo District, Shanghai

Legal Representative: Wang Weiwei

(3)	Yu Butao

Nationality: PRC

PRC ID Card No.: ******

Domicile: ******

(4)	Wang Weiwei (together with Yu Butao, the “Shareholder” or “Shareholders”)

Nationality: PRC

PRC ID Card No.: ******

Domicile: ******

In this Agreement, each of the above parties shall be referred to as a “Party” and collectively as the “Parties”.

WHEREAS,

A.	The WFOE is a wholly foreign-owned enterprise incorporated and validly existing under the PRC Laws and has independent legal personality.

B.	Yu Butao and Wang Weiwei separately hold 50% equity interest of the Company.

C.

The Shareholder intends to authorize any individual appointed by the WFOE to exercise her voting rights in the Company as a shareholder of the Company, and the WFOE intends to appoint individual(s) to accept such proxy.

NOW, THEREFORE, upon friendly negotiations, the Parties hereby agree as follows:

1.	Voting Rights Entrustment

1.1

The Shareholder hereby irrevocably undertakes to irrevocably entrust and/or authorize the WFOE and/or its designated individuals or entities (collectively the “Assignee”) to exercise all rights entitled to the Shareholder in accordance with laws, regulations and the then effective articles of association of the Company (collectively the “Entrusted Rights”), including without limitation:

a.	To exercise the rights of Shareholder as the Shareholder’s agent;

b.

To represent the Shareholder on all matters requiring the resolution of the Shareholder (including without limitation, to designate and elect the Company’s directors, general managers and other senior officers) to make such resolutions;

c.	To sell, transfer, pledge or otherwise dispose of any or all of the equity interest held by the Shareholder in the Company; and

d.	Other voting rights of the Shareholder under the articles of association of the Company (including other voting rights of the Shareholder as provided by the articles of association as amended).

1.2

The precondition of the above entrustment and authorization is that the Assignee is a PRC citizen or an entity established under the PRC Laws, and the WFOE consents to such entrustment and authorization. Only when the WFOE issues a written notice to the Shareholder with respect to the removal of the Assignee, the Shareholder shall immediately appoint any other individual or entity which is a PRC citizen or established under the PRC Laws then designated by the WFOE to exercise the Entrusted Rights, and the new power of attorney shall supersede the previous one once it is made. Other than the above circumstances, the Shareholder shall not revoke the entrustment and authorization of the Assignee.

1.3

The Assignee shall perform the entrusted obligations lawfully with diligence and duty of care within the authorization scope hereunder. The Shareholder shall acknowledge and be liable to all actions made by, documents executed by the Assignee in exercising the Entrusted Rights and any legal consequences caused thereby.

1.4

The Shareholder hereby acknowledges that when the Assignee exercises the Entrusted Rights, no prior consultation with the Shareholder is needed. However, the Assignee shall inform the Shareholder of each resolution in a timely manner after such resolution is made.

2.	Information Rights

For the purpose of exercising the Entrusted Rights hereunder, the Assignee is entitled to have access to the information concerning the Company’s operation, business, clients, finance, staff, etc., and to review relevant materials. The Company shall fully cooperate in this regard.

3.	Exercise of Entrusted Rights

3.1

The Shareholder shall provide sufficient assistance to the Assignee for the exercise of the Entrusted Rights, including prompt execution of the shareholder’s resolution or other relevant legal documents made by the Assignee when necessary (e.g. to submit the documents for the purpose of obtaining the approval of, registration or filing with governmental authorities).

3.2

Within the term of this Agreement, if the authorization or exercise of the Entrusted Rights hereunder is unenforceable for any reason (except for the default by the Shareholder or the Company), the Parties shall immediately seek the alternative plan which is most similar to the unenforceable provision and, if necessary, enter into supplementary agreement to amend or adjust the provisions herein, so as to ensure the fulfilment of the purpose hereof.

4.	Exemption and Indemnification

4.1

The Parties acknowledge that the WFOE shall not be required to be liable to other Parties or any third party or make any economic or any other indemnifications with respect to the exercise of the Entrusted Rights hereunder by the WFOE or the individual or the company appointed by the WFOE.

4.2

The Company and Shareholder agree to compensate the WFOE for the loss or potential loss of the WFOE in connection with the Assignee’s exercise of the Entrusted Rights, and preclude the WFOE from any harm, including but not limited to, any loss arising from any litigation, demand, arbitration or claim initiated by any third party, and any loss arising from administrative investigation or penalty by governmental authorities against the WFOE. However, any losses caused by intentional or gross negligence of the WFOE shall not be covered by the indemnifications.

5.	Representations and Warranties

5.1 The Shareholder hereby represents and warrants as follows:

a.	the Shareholder is a PRC citizen with the full capacity, and has full and independent legal status and capacity, and may act independently as a subject of litigation;

b.

the Shareholder has the full power and authority to execute and deliver this Agreement and all other documents to be entered into which are related to the transaction stipulated hereby, and has full power and authority to consummate such transaction;

c.	this Agreement is legally and duly executed and delivered by the Shareholder and is legally binding upon and enforceable against the Shareholder in accordance with the terms hereof; and

d.

the Shareholder is a registered legal shareholder of the Company as of the effective date hereof. Except the rights provided by this Agreement, the Exclusive Equity Option Agreement and the Equity Interest Pledge Agreement entered into among the Shareholder, the Company and the WFOE, no third party right exists on the Entrusted Rights. Pursuant to this Agreement, the Assignee is able to completely and fully exercise the Entrusted Rights in accordance with the then effective articles of association of the Company.

5.2	The WFOE and the Company hereby severally represent and warrant as follows:

a.

each of them is a limited liability company duly registered and lawfully existing under the PRC Laws and has independent corporate legal personality, and full and independent civil and legal capacity to execute, deliver and perform this Agreement and may act independently as a subject of litigation;

b.

each of them has full internal power and authority to execute and deliver this Agreement and all the other documents to be entered into by it which are related to the transaction stipulated hereby, and has full power and authority to consummate such transaction;

c.

neither the execution nor the performance of this Agreement by it shall violate any laws, regulations, government permits, government announcements or other governmental documents by which it is bound or which may affect the execution or the performance of this Agreement, or any agreement it signs with any third party; and

d.	this Agreement shall be legally effective upon the execution, and each of them shall perform all the obligations hereunder.

5.3

The Company further represents and warrants that the Shareholder is the sole registered legal shareholder of the Company as of the effective date of this Agreement. Pursuant to this Agreement, the Assignee is able to completely and fully exercise the Entrusted Rights in accordance with the articles of association of the Company.

6.	Term of this Agreement

6.1

This Agreement shall become effective from the date of due execution by all the Parties hereto, and shall remain effective unless it is early terminated by written agreement of all the Parties or in accordance with the provisions in Article 8.1 hereof.

6.2	If the Shareholder has transferred all the equity interest in the Company with the prior consent of WFOE, the Shareholder shall no longer be a Party to this Agreement.

7.	Notices

Unless the addresses given below are changed by written notice, notices concerning this Agreement shall be given by personal delivery, registered mail or facsimile to the addresses set forth below. The notice shall be deemed received on the date shown on the acknowledgement of receipt of the registered mail if sent by registered mail, on the date of personal delivery if sent by personal delivery or on the date shown on the transmission confirmation slip if sent by facsimile, provided that following facsimile, the original copy shall be immediately delivered to the addresses set forth below by personal delivery or registered mail.

(1)	SHANGHAI JINPAI E-COMMERCE CO., LTD.

Address: Room 1301, Zhihui Plaza, No. 488 Wuning South Road,

Shanghai, China

Postal Code: 200042

Attention: Jessica Chen

(2)	SHANGHAI ANTUO OLD VEHICLE BROKER CO., LTD.

Address: Room 1301, Zhihui Plaza, No. 488 Wuning South Road, Shanghai, China

Postal Code: 200042

Attention: Jessica Chen

(3)	Shareholder:

Yu Butao

Address: ******

Postal Code: ******

Attention: Yu Butao

Wang Weiwei

Address: ******

Postal Code: ******

Attention: Wang Weiwei

8.	Liability for Breach of the Agreement

8.1

The Parties agree and confirm that, if any Party (the “Defaulting Party”) breaches substantially any of the provisions herein or fails substantially to perform any of the obligations hereunder, such breach or failure shall constitute a default under this Agreement (the “Default”), which shall entitle the non- defaulting Party to request the Defaulting Party to rectify such Default or take remedial measures with a reasonable period of time. If within the reasonable period, or fifteen (15) days of the relevant non-defaulting Party’s request for rectification, the Defaulting Party fails to rectify such Default or take remedial measures, the relevant non-defaulting Party shall be entitled to decide, at its sole discretion: (1) to terminate this Agreement and require the Defaulting Party to indemnify all the damage; or (2) to require specific performance by the Defaulting Party of its obligations hereunder as well as to require the Defaulting Party to indemnify all the damage.

8.2

The Parties agree and acknowledge that neither the Shareholder nor the Company shall demand early termination of this Agreement for any reason under any circumstances unless otherwise provided by laws or this Agreement.

8.3	Notwithstanding any other provisions under this Agreement, the validity of this article 8 shall survive the suspension or termination of this Agreement.

9.	Governing Law and Dispute Resolution

9.1	The effectiveness, interpretation, performance of this Agreement and the dispute resolution thereof shall be governed by the laws of the PRC.

9.2

Any disputes arising from the performance of this Agreement or in connection with this Agreement shall be resolved through consultation between the Parties. If the disputes cannot be resolved within 30 days after consultation, any Party may submit the disputes to the China International Economic and Trade Arbitration Commission (Shanghai Sub-commission) (the “Commission”) for arbitration by three arbitrators appointed in accordance with the rules of the Commission. The arbitral award is final and binding upon the Parties.

9.3	During the period when a dispute is being resolved, except for the matters in dispute, the Parties shall continue their performance of the other provisions of this Agreement.

10.	Miscellaneous

10.1	The successors to the Parties shall succeed to the rights and obligations hereof as if they were each Party to this Agreement.

10.2

This Agreement constitutes the entire and only agreement between the Parties with respect to the subject matter hereof, and supersedes all prior agreements, contracts, understandings and communications between the Parties, either orally or in writing, relating the subject matter hereof. Any amendment and supplementation to this Agreement shall require a written agreement separately executed by the Parties.

10.3	The invalidity of any part of this Agreement shall not affect the validity of the other parts of this Agreement.

10.4	This Agreement is made in four (4) counterparts in Chinese with the same legal effect. Each Party shall hold one counterpart. Each Party may make any duplicate copies as needed.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have duly executed this Proxy Agreement as of the date first above written.

Shanghai Jinpai E-Commerce Co., Ltd. (Seal)

Authorized Representative: Wang Weiwei

Signature: /Wang Weiwei/

Shanghai Antuo Old Vehicle Broker Co., Ltd. (Seal)

Authorized Representative: Wang Weiwei

Signature: /Wang Weiwei/

Yu Butao

Signature: /Yu Butao/

Wang Weiwei

Signature: /Wang Weiwei/